CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS RECORD SECOND QUARTER RESULTS
Company Reports Growth in Sales of 17% and Income(1) of 25%
BLOOMFIELD HILLS, Michigan, July 30, 2012 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended June 30, 2012. The Company reported record second quarter net sales from continuing operations of $338.4 million, an increase of 17.5% compared to second quarter 2011. Second quarter 2012 diluted earnings per share from continuing operations attributable to TriMas Corporation was $0.44, as compared to $0.46 during second quarter 2011. Excluding Special Items(1), second quarter 2012 diluted earnings per share from continuing operations would have been $0.61, a 15.1% improvement from second quarter 2011.
TriMas Highlights

•
Reported record second quarter net sales of $338.4 million, an increase of 17.5% as compared to second quarter 2011, due to the successful execution of numerous growth initiatives and positive results from bolt-on acquisitions.

•	Improved both income and diluted earnings per share from continuing operations(1) by 24.7% and 15.1%, respectively, excluding the impact of Special Items, compared to second quarter 2011.

•
Issued 4,000,000 shares of common stock for net proceeds of approximately $79.0 million. Proceeds utilized to redeem $50 million of higher-cost debt, reduce interest costs and execute bolt-on acquisitions in July to better position businesses in growing end markets.

•	Continued to invest in a flexible manufacturing footprint to reduce costs long-term, increase productivity, enhance customer service and drive future growth.

•	Received favorable antidumping decision in high pressure steel cylinder business, creating a fairer competitive environment in the United States.

•	Today announced an agreement to acquire CIFAL Industrial e Comercial Ltda, a manufacturer and supplier of specialty fasteners and stud bolts for the oil and gas industry, located in São Paulo, Brazil.

•	Also announced the acquisition of Trail Com Limited, a market leading distributor of towing accessories and trailer components in New Zealand and Australia.

"Our record second quarter results demonstrate we are successfully executing on our growth strategies in the midst of an uncertain global economy," said David Wathen, TriMas President and Chief Executive Officer. "We achieved sales growth of 17.5% during the second quarter, resulting from the execution of our strategic initiatives including bolt-on acquisitions, product innovation, market share gains and geographic expansion. With pressure in Europe, as well as anticipated slower global economic growth rates, we identify the bright spots where we believe we can capture growth for our businesses. We then execute swiftly and effectively on our new product and geographic expansion programs targeting these areas. In parallel, we must be cost effective to achieve compelling returns on our investments, continue to remain competitive and fund reinvestment."

Wathen continued, "During the second quarter, we also continued to improve our capital structure. In May, we issued four million shares of common stock which enabled us to drive our initiatives at an even faster pace. We utilized the proceeds to redeem a portion of our higher-cost, long-term debt and reduce our interest costs, while decreasing our leverage ratio and improving our liquidity. We are also completing bolt-on acquisitions that better position our businesses in exciting and growing end markets."

"Our disciplined investment in our growth initiatives will continue to be funded by the savings generated from our productivity and lean programs," Wathen stated. "We are investing for the future as we leverage and expand our footprint to not only reduce our costs in the long-term, but also secure additional business and better serve our global customers. While increasing our investments in our businesses and increasing our share count by approximately 10%, we generated $0.61 in diluted earnings per share from continuing operations(1), a 15.1% improvement from second quarter 2011. These results are thanks to a strong team of people at TriMas who execute our plans well."

"Looking forward, we continue to expect economic uncertainty and choppy end market demand. Based on our results to date and current expectations, we are increasing our 2012 top-line growth estimate to be between 10% and 14% compared to 2011. We expect full-year 2012 diluted earnings per share from continuing operations to range between $1.75 and $1.85 per share, excluding Special Items, despite the increase in share count resulting from the recent equity offering and our projected acquisition-related costs. We continue to be confident in our ability to grow the top-line faster than the economy, create sustainable operating leverage and generate strong cash flow. We are well positioned for the future." Wathen concluded.

Second Quarter Financial Results - From Continuing Operations

•
TriMas reported record second quarter net sales of $338.4 million, an increase of 17.5% as compared to $288.1 million in second quarter 2011. During second quarter, net sales increased in five of the six reportable segments, primarily as a result of additional sales from bolt-on acquisitions, market share gains, new product introductions, and geographic expansion as compared to second quarter 2011. The net sales increase was partially offset by approximately $3.3 million of unfavorable currency exchange, primarily in our Packaging and Cequent Asia Pacific segments.

•
The Company reported operating profit of $43.2 million in second quarter 2012. Excluding Special Items(1) related to footprint consolidation and relocation projects within the Cequent segments, second quarter 2012 operating profit would have been $46.2 million, as compared to $40.8 million during second quarter 2011, primarily as a result of higher sales levels. Second quarter 2012 operating profit margin was impacted by unfavorable product mix, including the effect of the decline in European product sales in the Packaging segment, lower margins associated with the recent acquisitions in the Packaging segment and higher costs associated with our global growth initiatives in the Energy segment. The Company continued to generate significant savings from capital investments, productivity projects and lean initiatives, which funded investment in growth initiatives and offset economic cost increases.

•
Excluding noncontrolling interests related to Arminak & Associates, second quarter 2012 income from continuing operations was $16.7 million(1), or $0.44 per diluted share, compared to income from continuing operations of $16.0 million, or $0.46 per diluted share, during second quarter 2011. Excluding Special Items(1), second quarter 2012 income from continuing operations would have been $23.0 million, an improvement of 24.7%, and diluted earnings per share would have been $0.61, a 15.1% improvement from second quarter 2011.

•
The Company reported Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) of $19.3 million for second quarter 2012, compared to $15.1 million in second quarter 2011. The Company expects to generate between $40 million and $50 million in Free Cash Flow for 2012, while increasing its capital expenditure investments for future growth and productivity programs.

Financial Position
In May 2012, TriMas issued 4,000,000 shares of its common stock via a public offering at a price of $20.75 per share. Net proceeds from the offering, after deducting underwriting discounts, commissions and offering expenses, totaled approximately $79.0 million. These proceeds are being used for a combination of bolt-on acquisitions, investments in growth and productivity programs and debt reduction. Approximately $54.9 million of the proceeds were utilized to partially redeem the Company's 9¾% senior secured notes. As of June 30, 2012, TriMas reported total indebtedness of $420.8 million, as compared to $469.9 million as of December 31, 2011 and $478.4 million as of June 30, 2011. TriMas ended the second quarter with $221.0 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.
Business Segment Results - From Continuing Operations(2)
Packaging - (Consists of Rieke Corporation including Arminak & Associates, Innovative Molding and the foreign subsidiaries of Englass, Rieke Germany, Rieke Italia and Rieke China)
Net sales for second quarter increased 47.6% compared to the year ago period as a result of the acquisitions of Innovative Molding in August 2011 and Arminak in February 2012. Specialty systems product sales unrelated to the acquisitions increased primarily due to additional demand from North American dispensing customers. These sales increases were partially offset by a decrease in sales of industrial closures, rings and levers, primarily due to lower sales levels in Europe as a result of current weak economic conditions, and the impact of unfavorable currency exchange. Operating profit for the quarter increased primarily due to higher sales levels as a result of the acquisitions, which were partially offset by higher selling, general and administrative costs related to the acquisitions. Operating profit and the related margin percentage was further impacted by a less favorable product sales mix in the quarter as Innovative Molding and Arminak businesses had lower margins than the remainder of the Packaging business. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into complementary products.
Energy - (Consists of Lamons)
Second quarter net sales increased 11.9% compared to the year ago period due to continued market share gains within our highly-engineered bolt product line and additional sales generated by newer branches. This segment also benefited from higher levels of turnaround activity at refineries and petrochemical plants. Second quarter operating profit and the related margin percentage decreased primarily due to increased sales at newer branches, which typically have lower margins due to more aggressive market pricing and additional launch costs, operating inefficiencies to meet fluctuating customer demand, a less favorable product sales mix and higher selling, general and administrative costs in support of branch expansion. The Company continues to grow its sales and service branch network in support of its global customers.
Aerospace & Defense - (Consists of Monogram Aerospace Fasteners and NI Industries)
Net sales for the second quarter decreased 9.4% compared to the year ago period, as improved demand for blind bolts and temporary fasteners from aerospace distribution customers resulting from new programs with airplane frame manufacturers was more than offset by significantly lower sales in the defense business related to decreased activity associated with managing the relocation to and establishment of the new U.S. Army's shell manufacturing facility. Second quarter operating profit was relatively flat and the related margin percentage increased primarily due to the fact that the aerospace product sales comprised a larger percentage of the total sales for this segment, with aerospace products yielding significantly higher margins than the defense facility relocation contract. In addition, the aerospace business benefited from productivity and manufacturing efficiency gains and lower selling, general and administrative expenses. The Company continues to invest in this segment by developing and marketing highly-engineered products for aerospace applications, as well as expanding its offerings to military and defense customers.
Engineered Components - (Consists of Arrow Engine and Norris Cylinder)
Second quarter net sales increased 20.0% compared to the year ago period primarily due to improved demand for engines, gas compression products and other well site content related to enhanced levels of oil drilling activity as compared to 2011 and the successful introduction of additional products for the well-site. Sales of industrial cylinders also increased primarily due to continued market share gains as well as improved economic conditions. Second quarter operating profit and the related margin percentage improved compared to the prior year period primarily due to increased sales levels, productivity initiatives and additional operating leverage in our engine business, partially offset by higher selling, general and administrative expenses in support of growth initiatives. The Company continues to develop new products and expand its international sales efforts.
Cequent Asia Pacific - (Consists of Cequent operations in Australia, New Zealand, Thailand and South Africa)
Net sales for second quarter increased 32.4% compared to the year ago period, due to new business awards in Thailand, the fourth quarter 2011 acquisition in South Africa and improved consumer confidence and vehicle availability following the vehicle supply disruptions resulting from the natural disasters in the region in late 2010 and early 2011, partially offset by the unfavorable impact of currency exchange. Second quarter operating profit and the related margin percentage increased, excluding the costs incurred related to the consolidation of manufacturing facilities, primarily as a result of higher sales volumes. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions to capitalize on growth opportunities in new markets, as evidenced by its recent acquisition in New Zealand.
Cequent North America - (Consists of Cequent Performance Products and Cequent Consumer Products)
Net sales for second quarter increased 7.9% compared to the year ago period, resulting primarily from increased sales within the original equipment, industrial, aftermarket, retail and international channels. Sales increases were the result of market share gains and new product introductions. Second quarter operating profit and the related margin percentage increased primarily due to higher sales levels and decreased selling, general and administrative expenses, excluding the costs incurred related to the relocation of certain production to lower cost countries. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions and new products for increased market share in the United States and faster growing markets.
2012 Outlook

The Company provided updated expectations for full-year 2012 and raised its 2012 sales outlook from an increase of 7% to 10% to a range of 10% to 14% compared to 2011. The Company reaffirmed its 2012 diluted earnings per share (EPS) from continuing operations attributable to TriMas Corporation to be between $1.75 and $1.85 per share, excluding any events that may be considered Special Items. In addition, the Company expects 2012 Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be between $40 million and $50 million.
Conference Call Information
TriMas Corporation will host its second quarter 2012 earnings conference call today, Monday, July 30, 2012, at 10:00 a.m. ET. The call-in number is (888) 318-7470. Participants should request to be connected to the TriMas Corporation second quarter 2012 earnings conference call (Conference ID #7687244). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #7687244) beginning July 30, 2012 at 3:00 p.m. ET through August 6, 2012 at 3:00 p.m. ET.
Cautionary Notice Regarding Forward-looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's substantial leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 4,500 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I provides income and diluted earnings per share from continuing operations attributable to TriMas Corporation. The Company presents income from continuing operations and diluted earnings per share from continuing operations attributable to TriMas Corporation and operating profit excluding certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the most directly comparable measures under GAAP, but that management considers important in evaluating the Company's or a segment's operating performance, as applicable, including the quality of operating results. Management also believes the exclusion of these Special Items permits evaluation and facilitates the comparison of the results for the Company's core business operations. A reconciliation of these non-GAAP numbers can be found elsewhere in this release, including in Appendix I.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see Appendix “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Unaudited - dollars in thousands)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$29,280	$88,920
Receivables, net	186,720	135,610
Inventories	214,030	178,030
Deferred income taxes	18,510	18,510
Prepaid expenses and other current assets	11,550	10,620
Total current assets	460,090	431,690
Property and equipment, net	173,210	159,210
Goodwill	249,670	215,360
Other intangibles, net	196,570	155,670
Other assets	22,030	24,610
Total assets	$1,101,570	$986,540
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$8,360	$7,290
Accounts payable	169,670	146,930
Accrued liabilities	67,670	70,140
Total current liabilities	245,700	224,360
Long-term debt	412,460	462,610
Deferred income taxes	64,650	64,780
Other long-term liabilities	62,050	61,000
Total liabilities	784,860	812,750
Redeemable noncontrolling interests	25,490	—
Total shareholders' equity	291,220	173,790
Total liabilities and shareholders' equity	$1,101,570	$986,540

TriMas Corporation
Consolidated Statement of Operations
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net sales	$338,430	$288,090	$636,000	$546,650
Cost of sales	(242,540)	(199,800)	(461,200)	(386,540)
Gross profit	95,890	88,290	174,800	160,110
Selling, general and administrative expenses	(52,710)	(47,470)	(103,180)	(91,010)
Net gain (loss) on dispositions of property and equipment	20	(40)	320	30
Operating profit	43,200	40,780	71,940	69,130
Other expense, net:
Interest expense	(10,300)	(11,620)	(20,970)	(23,640)
Debt extinguishment costs	(6,560)	(3,970)	(6,560)	(3,970)
Other expense, net	(910)	(550)	(2,550)	(1,710)
Other expense, net	(17,770)	(16,140)	(30,080)	(29,320)
Income from continuing operations before income tax expense	25,430	24,640	41,860	39,810
Income tax expense	(8,260)	(8,630)	(12,440)	(13,110)
Income from continuing operations	17,170	16,010	29,420	26,700
Income from discontinued operations, net of income tax expense	—	1,080	—	2,140
Net income	17,170	17,090	29,420	28,840
Less: Net income attributable to noncontrolling interests	510	—	270	—
Net income attributable to TriMas Corporation	$16,660	$17,090	$29,150	$28,840
Basic earnings per share attributable to TriMas Corporation:
Continuing operations	$0.45	$0.47	$0.81	$0.79
Discontinued operations	—	0.03	—	0.06
Net income per share	$0.45	$0.50	$0.81	$0.85
Weighted average common shares—basic	37,345,026	34,215,734	35,968,646	34,064,787
Diluted earnings per share attributable to TriMas Corporation:
Continuing operations	$0.44	$0.46	$0.80	$0.77
Discontinued operations	—	0.03	—	0.06
Net income per share	$0.44	$0.49	$0.80	$0.83
Weighted average common shares—diluted	37,694,221	34,769,576	36,421,387	34,667,459

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2012	2011
Cash Flows from Operating Activities:
Net income	$29,420	$28,840
Adjustments to reconcile net income to net cash used for operating activities, net of acquisition impact:
Gain on dispositions of property and equipment	(320)	(20)
Depreciation	12,690	12,620
Amortization of intangible assets	9,180	7,040
Amortization of debt issue costs	1,600	1,510
Deferred income taxes	200	10,930
Debt extinguishment costs	6,560	3,970
Non-cash compensation expense	3,510	1,660
Excess tax benefits from stock based compensation	(2,130)	(3,800)
Increase in receivables	(41,630)	(52,050)
Increase in inventories	(31,270)	(13,190)
Increase in prepaid expenses and other assets	(1,740)	(3,900)
Increase (decrease) in accounts payable and accrued liabilities	8,470	(160)
Other, net	580	1,890
Net cash used for operating activities, net of acquisition impact	(4,880)	(4,660)
Cash Flows from Investing Activities:
Capital expenditures	(26,640)	(14,020)
Acquisition of businesses, net of cash acquired	(61,820)	—
Net proceeds from disposition of assets	2,770	1,660
Net cash used for investing activities	(85,690)	(12,360)
Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company's equity offering, net of issuance costs	79,040	—
Proceeds from borrowings on term loan facilities	69,530	226,520
Repayments of borrowings on term loan facilities	(69,150)	(248,950)
Proceeds from borrowings on revolving credit facilities and accounts receivable facility	412,900	303,520
Repayments of borrowings on revolving credit facilities and accounts receivable facility	(412,900)	(297,600)
Retirement of 9¾% senior secured notes	(50,000)	—
Senior secured notes redemption premium and debt financing fees	(4,880)	(6,570)
Distributions to noncontrolling interests	(410)	—
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(990)	(830)
Proceeds from exercise of stock options	5,660	830
Excess tax benefits from stock based compensation	2,130	3,800
Net cash provided by (used for) financing activities	30,930	(19,280)
Cash and Cash Equivalents:
Decrease for the period	(59,640)	(36,300)
At beginning of period	88,920	46,370
At end of period	$29,280	$10,070
Supplemental disclosure of cash flow information:
Cash paid for interest	$17,790	$22,710
Cash paid for taxes	$13,840	$9,140

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Packaging
Net sales	$70,700	$47,900	$125,010	$91,800
Operating profit	$16,570	$15,070	$26,460	$26,900

Energy
Net sales	$47,170	$42,170	$97,760	$83,120
Operating profit	$4,350	$5,020	$10,740	$10,360

Aerospace & Defense
Net sales	$19,330	$21,330	$37,190	$39,830
Operating profit	$4,820	$4,860	$9,680	$8,580

Engineered Components
Net sales	$52,620	$43,860	$102,300	$80,860
Operating profit	$8,600	$6,620	$16,310	$11,280

Cequent Asia Pacific
Net sales	$28,550	$21,560	$56,750	$41,370
Operating profit	$2,010	$1,940	$5,050	$4,470
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$1,560	$—	$2,280	$—
Excluding Special Items, operating profit would have been	$3,570	$1,940	$7,330	$4,470

Cequent North America
Net sales	$120,060	$111,270	$216,990	$209,670
Operating profit	$15,500	$14,380	$19,660	$21,050
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$1,390	$—	$2,340	$—
Excluding Special Items, operating profit would have been	$16,890	$14,380	$22,000	$21,050

Corporate Expenses
Operating loss	$(8,650)	$(7,110)	$(15,960)	$(13,510)

Total Company
Net sales	$338,430	$288,090	$636,000	$546,650
Operating profit	$43,200	$40,780	$71,940	$69,130
Total Special Items to consider in evaluating operating profit:	$2,950	$—	$4,620	$—
Excluding Special Items, operating profit would have been	$46,150	$40,780	$76,560	$69,130

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Income from continuing operations, as reported	$17,170	$16,010	$29,420	$26,700
Less: Net income attributable to noncontrolling interests	510	—	270	—
Income from continuing operations attributable to TriMas Corporation	16,660	16,010	29,150	26,700
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Severance and business restructuring costs	1,980	—	3,100	—
Debt extinguishment costs	4,400	2,460	4,400	2,460
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$23,040	$18,470	$36,650	$29,160

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Diluted earnings per share from continuing operations attributable to TriMas Corporation, as reported	$0.44	$0.46	$0.80	$0.77
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.05	—	0.09	—
Debt extinguishment costs	0.12	0.07	0.12	0.07
Excluding Special Items, EPS from continuing operations would have been	$0.61	$0.53	$1.01	$0.84
Weighted-average shares outstanding for the three and six months ended June 30, 2012 and 2011	37,694,221	34,769,576	36,421,387	34,667,459

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Operating profit from continuing operations, as reported	$43,200	$40,780	$71,940	$69,130
Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	2,950	—	4,620	—
Excluding Special Items, operating profit from continuing operations would have been	$46,150	$40,780	$76,560	$69,130